Exhibit 10.42

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Termination Agreement”) is made and entered into as of June 30, 2010 (the “Effective Date”) among Nighthawk Radiology Holdings, Inc., a Delaware corporation (“NightHawk”); NightHawk Radiology Services, LLC, an Idaho limited liability company (“NRS”); Midwest Physicians Services, LLC, a Minnesota limited liability company (“Support Services Company”); St. Paul Radiology, P.A., a Minnesota corporation (“SPRPA”); and Midwest Radiology, LLC, a Minnesota limited liability company (“MWR”).

RECITALS

WHEREAS, NightHawk is currently the parent company of NRS and Support Services Company;

WHEREAS, SPRPA and MWR are under common control and are affiliated entities;

WHEREAS, certain parties to this Termination Agreement have entered into the following agreements (including any and all amendments and addendums thereto) with certain other parties to this Termination Agreement (the “Original Agreements”) as follows:

a.	Administrative Support Services Agreement between Midwest Physicians Services, LLC and St. Paul Radiology, P.A. dated July 16, 2007, as amended October 3, 2007 and April 18, 2008 along with the Addendum and Acknowledgement dated as of June 30, 2010 (the “SPR Addendum”);

b.	Administrative Support Services Agreement between Midwest Physicians Services, LLC and Midwest Radiology, LLC dated July 16, 2007, as amended October 3, 2007 and as further amended on September 1, 2009 along with the Addendum and Acknowledgement dated as of June 30, 2010 (the “MWR Addendum”);

c.	Professional Services Agreement between NightHawk Radiology Services, LLC and St. Paul Radiology, P.A. dated July 16, 2007, along with the addendum dated April 17, 2009 along with the Addendum and Acknowledgement dated as of June 30, 2010 (the “NRS Addendum”); and

d.	Data License Agreement among Midwest Radiology, LLC, St. Paul Radiology, P.A. and Midwest Physicians Services, LLC dated July 16, 2007.

WHEREAS, subject to the terms hereof, NightHawk, SPRPA and their affiliates have agreed to terminate the Original Agreements, as set forth and for the consideration set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Treatment of the Original Agreements.

A. Termination. Except as set forth in Section 1.B., the parties hereto agree that the Original Agreements are hereby terminated, effective as of the Effective Date and all rights and obligations in the Original Agreements shall cease as of the Effective Date. Without limiting the generality of the foregoing, and except as set forth in Section 1.B., each party irrevocably agrees that the Original Agreements are of no further force and effect and any and all rights, liabilities, obligations, promises, conditions, covenants, agreements, representations, warranties, and all other provisions of the Original Agreements are fully and irrevocably extinguished and of no force and effect. If any party hereto shall claim, now or at any time in the future, any default, breach, tort, or any other alleged wrongful conduct, regardless of how denominated or described, the parties hereto agree that none of the provisions in any of the Original Agreements shall be used in any manner whatsoever, in whole or in part, as a measure of or as any evidence in determining, damages, accounting, lost profits, restitution, or any other remedy for any such breach, default, tort, wrongful conduct, or any other claim.

B. Limited Survival. Notwithstanding Section 1.A., the specific provisions of the Original Agreements set forth on Exhibit A shall survive the termination of the Original Agreements.

2. Payment. As consideration for the termination of the Original Agreements, SPRPA and MWR shall pay NightHawk an aggregate of Twenty-One Million Five Hundred Thousand Dollars ($21,500,000) (the “Termination Fee”) as follows:

A. Initial Cash Payment. On the Effective Date, MWR shall pay NightHawk Seven Million Five Hundred Thousand Dollars ($7,500,000) by wire transfer pursuant to wire instructions heretofore provided to MWR;

B. Promissory Note. On the Effective Date, SPRPA shall execute and deliver to NightHawk a promissory note in the original principal amount of Fourteen Million Dollars ($14,000,000) (the “Promissory Note”), which Promissory Note shall provide for the following payments:

(i) Beginning on August 16, 2010, and on the 15th day of each month thereafter (or, if such date is not a business day, the immediately following business day) for 48 months, SPRPA will make monthly payments of Two Hundred Fifty Thousand Dollars ($250,000) (each a “Monthly Payment”). The parties acknowledge that the aggregate of all of the Monthly Payments will be equal to Twelve Million Dollars ($12,000,000).

(ii) In addition to the Monthly Payments, SPRPA will pay to NightHawk Two Million Dollars ($2,000,000) on or prior to March 31, 2011 in one or more installments. For the avoidance of doubt it is acknowledged that such payment(s) shall be in addition to, not in lieu of, the Monthly Payments, and on or prior to March 31, 2011, SPRPA shall have paid NightHawk no less than Four Million Dollars ($4,000,000).

C. Cancellation of Warrant. On the Effective Date, SPRPA shall surrender for cancellation that warrant to purchase 300,000 shares of common stock of NightHawk, issued by NightHawk to SPRPA on July 16, 2007.

3. Assignment of Non-Competes. On the Effective Date, NightHawk shall execute and deliver the Assignment of the Noncompetition Agreements of even date herewith.

4. Investment Representations. NightHawk hereby represents and warrants to SPRPA that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. NightHawk acknowledges and agrees that it has: (a) made its own inquiry and investigation into SPRPA and (b) it has been furnished with or given access to such information as it requested about SPRPA and used such access to its satisfaction.

5. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Hennepin County, Minnesota, in connection with any matter based upon or arising out of this Agreement, and agrees that process may be served upon them in any manner authorized by the laws of the State of Minnesota for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

6. No Representations. In connection with the execution and delivery of this Agreement and the performance of obligations hereunder, no party has relied upon any representations, warranties or statements made by any other party hereto which are not specifically set forth in this Termination Agreement.

7. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Termination Agreement shall continue in full force and effect without said provision or portion of said provision.

8. Entire Agreement. This Termination Agreement and the provisions of the Original Agreements set forth in Section 1.B. which are expressly stated to survive represent the entire agreement and understanding among the parties concerning the subject matter herein and supersede and replace any and all prior agreements and understandings among the parties concerning such subject matter.

9. Termination Stands. Under no circumstances shall this Termination Agreement be invalidated, rescinded, or modified, in whole or in part, by virtue of a claim that the surviving terms of the Original Agreements as set forth in Section 1.B. or any other agreement between the parties has been breached. Each party agrees to refrain from advancing any claim in violation of this paragraph.

10. No Oral Modification. This Termination Agreement may only be amended in a writing signed by a duly authorized representative of each party.

11. Assignability. Any party may assign this Termination Agreement without the consent of the other parties hereto.

12. Counterparts. This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

13. Headings. The headings in this Termination Agreement are for convenience of reference only, will not be deemed to be a part of this Termination Agreement and will not be referred to in connection with the construction or interpretation of this Termination Agreement.

14. Execution and Delivery. A facsimile, electronic copy or other reproduction of this Termination Agreement may be executed by one or more parties hereto, and an executed copy of this Termination Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Termination Agreement as well as any facsimile, telecopy or other reproduction hereof.

(Signature page follows)

IN WITNESS WHEREOF, the parties set forth below have caused this Termination Agreement to be signed as of the date first written above.

NIGHTHAWK RADIOLOGY HOLDINGS, INC., a Delaware corporation		NIGHTHAWK RADIOLOGY SERVICES, LLC., an Idaho limited liability company

By	/s/ Paul E. Cartee	By	/s/ Paul E. Cartee
	Paul E. Cartee		Paul E. Cartee
	Senior Vice President and General Counsel		Senior Vice President and General Counsel

MIDWEST RADIOLOGY, LLC a Minnesota limited liability company		MIDWEST PHYSICIANS SERVICES, LLC, a Minnesota limited liability company

By	/s/ Michael T. Madison	By	/s/ Paul E. Cartee
	Michael T. Madison		Paul E. Cartee
	Chief Manager		President, Secretary and Chief Manager

ST. PAUL RADIOLOGY, P.A. a Minnesota corporation

By	/s/ Michael T. Madison
Michael T. Madison
Chief Executive Officer

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

Exhibit A

Surviving Terms of the Original Agreements

a.	Administrative Support Services Agreement between Midwest Physicians Services, LLC and St. Paul Radiology, P.A. dated July 16, 2007, as amended October 3, 2007 and April 18, 2008 along with the Addendum and Acknowledgement dated as of June 30, 2010 (the “SPRPA Addendum”):

Article VI (Confidentiality) shall survive indefinitely.

The payment terms set forth in the SPRPA Addendum shall survive until paid in full.

b.	Administrative Support Services Agreement between Midwest Physicians Services, LLC and Midwest Radiology, LLC dated July 16, 2007, as amended October 3, 2007 and as further amended on September 1, 2009 along with the Addendum and Acknowledgement dated as of June 30, 2010 (the “MWR Addendum”):

Article VI (Confidentiality) shall survive indefinitely.

The payment terms set forth in the MWR Addendum shall survive until paid in full.

c.	Professional Services Agreement between NightHawk Radiology Services, LLC and St. Paul Radiology, P.A. dated July 16, 2007, as amended by the Addendum to Professional Services Agreement dated April 17, 2009 along with the Addendum and Acknowledgement dated as of June 30, 2010 (the “NRS Addendum”).

Section 10 (Maintenance of Films and Patient Records) and Section 15 (Confidentiality) shall survive indefinitely.

The payment terms set forth in the NRS Addendum shall survive until paid in full.

d.	Data License Agreement among Midwest Radiology, LLC, St. Paul Radiology, P.A. and Midwest Physicians Services, LLC dated July 16, 2007.

Section 2.3 (Obligations on Termination) shall survive indefinitely.